SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Agile Funds, Inc.

Address of Principal Office:

         4141 Arapahoe Avenue, Suite 207, Boulder, Colorado 80303

Telephone Number: (303) 440-6500

Name and address of Agent for service of process:

         Moye, Giles, O'Keefe, Vermeire & Gorrell LLP
         Attn:  David C. Roos
         1225 17th Street, 29th Floor
         Denver, Colorado  80202

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES      (  X  )          NO  (    )

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boulder and State of Colorado on the 7th day of April, 2003.

                                            AGILE FUNDS, INC.

                                            By:  /s/ Timothy Barnett
                                                --------------------------------
                                                 Timothy Barnett, President

Attest:  /s/  Michael Brady
        -----------------------------
        Michael Brady, Secretary